KERR-McGEE CORPORATION
             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
          (Amended and Restated Effective May 3, 1994)


                            ARTICLE 1

                    ESTABLISHMENT AND PURPOSE

          1.1 Establishment and Purpose. The following are the provisions of the Kerr-McGee Corporation Supplemental Executive Retirement Plan which was established by Kerr-McGee Corporation effective as of January 1, 1991, and is amended and restated hereby, effective as of May 3, 1994, in order to provide for the payment of supplemental retirement benefits to certain eligible key senior executives. Benefits under this Plan are stated as life annuities calculated under a benefit formula. Nevertheless, this Plan pays all but Disability benefits only in lump sums.

          1.2  Pre May 3, 1994 Participants.  Participants in the
Superseded Plan as of May 2, 1994 will receive supplemental retirement benefits under the Superseded Plan or this Plan, whichever provides the greater benefits.


                           ARTICLE II

                           DEFINITIONS

          Whenever used in this Plan, the following words and phrases shall have the meanings set forth below unless a different meaning is plainly required by the context. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender, the singular may include the plural, and vice versa, unless the context clearly indicates to the contrary.

          2.1 "Actuarial Equivalence" means the actuarial assumptions and methods that are used to determine actuarially equivalent values under the Plan and shall be the same as those that are used at that time to determine corresponding values under the provisions of the Retirement Plan.

          2.2  "Affiliate" means:

               (a)  any corporation other than Kerr-McGee
     Corporation which together with Kerr-McGee Corporation is a member of a "controlled group of corporations" within the meaning of Section 414(b) of the Internal Revenue Code;

               (b) any organization that is under "common control" with Kerr-McGee Corporation as determined under Section 414(c) of the Internal Revenue code;

               (c) any organization which together with Kerr-McGee Corporation is a member of an "affiliated service group" within the meaning of Section 414(m) of the Internal Revenue
     Code; or

               (d) any foreign affiliate of Kerr-McGee Corporation which is covered by an agreement under Section 3121(1) of the Internal Revenue Code.

          2.3 "Anticipated Monthly Primary Insurance Amount" means the amount computed under Section 2.3.1 or 2.3.2, below. The Committee shall determine a Participant's average monthly wage to compute his Anticipated Monthly Primary Insurance Amount based on the Participant's actual compensation for all years prior to his retirement or termination of employment as reflected in the Employer's records for such years. The Anticipated Monthly Primary Insurance Amount computed by the Committee shall be binding for the purpose of determining benefits payable under the Plan. Increases in benefits under the Social Security Act or Railroad Retirement Act due to automatic cost-of-living adjustments, benefit levels, wage or benefit bases after the Participant's retirement or termination of employment shall not be considered. A Participant's Anticipated Monthly Primary Insurance Amount will not be altered by his failure to apply for such Social Security benefit or Railroad Retirement benefit on his Normal Retirement Date or his ineligibility for such Social Security benefit or Railroad Retirement benefit for any reason.

               2.3.1 Retirement or Termination on or After Normal Retirement Date. If a Participant retires or terminates employment on or after his Normal Retirement Date, his Anticipated Monthly Primary Insurance Amount shall equal (a) the monthly old-age insurance benefit payable upon his actual retirement date under the provisions of the Social Security Act in effect on his Normal Retirement Date; and/or (b) the amount of the monthly retirement annuity benefit, excluding supplemental annuities, which is payable to the Participant (and not his spouse or other dependents) on his actual retirement date under the provisions of the Railroad Retirement Act as in effect on his Normal Retirement Date.

               2.3.2 Retirement or Termination Before Normal Retirement Date. If a Participant retires or terminates employment before his Normal Retirement Date, his Anticipated Monthly Primary Insurance Amount shall equal (a) the monthly old-age insurance benefit payable upon his Normal Retirement Date under the provisions of the Social Security Act in effect on the date of his retirement or termination of employment and computed as if he continued employment with the Employer until his Normal Retirement Date at the same regular rate of compensation as in effect on the date of his retirement or termination of employment; and/or (b) the amount of the monthly retirement annuity benefit, excluding supplemental annuities, which would be payable to the Participant (and not his spouse or other dependents) on his Normal Retirement Date under the provisions of the Railroad Retirement Act, as in effect on the date of his retirement or termination of employment, computed as if said Participant had continued employment with the Employer until his Normal Retirement Date and as if his last regular rate of compensation prior to the date of his retirement or termination of employment were the rate of compensation he would receive until his Normal Retirement Date.

          2.4 "Beneficiary" means the trust, person or persons on whose behalf benefits may be payable under the Plan after a Participant's death. Unless a specific designation to the contrary has been made by the Participant and filed with the Committee, a Participant's Beneficiary under this Plan shall be the same person that is his beneficiary to receive corresponding benefits under the Retirement Plan.

          2.5 "Cause" means willful and gross misconduct on the part of the Participant that has a materially adverse effect on the Company and its Subsidiaries, as defined in Section 2.6, taken as a whole, or the conviction of the Participant of a felony under United States federal, state or local criminal law, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than 2/3 of all of the directors who are not employees, officers, or otherwise Affiliates, as defined in
Section 2.6, of the Company.

          2.6  "Change of Control" means any one of the following:

               (a) a change in any two year period in a majority of the members of the Board of Directors of Kerr-McGee Corporation resulting from the election of directors who were not directors at the beginning of such period (other than the election of directors to fill vacancies created by death or disability, or the election of a director to replace a director who by virtue of his age is not eligible for election under the By-laws of Kerr-McGee Corporation as in effect on January 1, 1991);

               (b)  any Person or Group, together with its
     Affiliates, becomes the Beneficial Owner, directly or indirectly, of 25% or more of Kerr-McGee Corporation's then outstanding Common Stock or 25% or more of the voting power of Kerr-McGee Corporation's then outstanding securities entitled to vote generally for the election of Kerr-McGee Corporation's directors;

               (c)  Kerr-McGee Corporation's stockholders approve
     (i) the merger or consolidation of Kerr-McGee Corporation with any other corporation (other than a merger or consolidation of Kerr-McGee Corporation and a wholly-owned Subsidiary in which the holders of Kerr-McGee Corporation Common Stock immediately prior to such merger or consolidation have the same proportionate ownership of common stock of the surviving corporation immediately after the merger or consolidation),
     (ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Kerr-McGee Corporation or
     (iii) the liquidation or dissolution of Kerr-McGee
     Corporation; or

               (d) a majority of the members of the Board of Directors in office immediately prior to the proposed transaction determine, by written resolution, that such proposed transaction, if taken, will be deemed a Change of Control and such proposed transaction is effected.

          For the purposes of this definition, "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended ("SEC Rules"); "Beneficial Owner" has the meaning set forth in Rules 13d-3 and 13d-5 of the SEC Rules; "Person" means any individual, firm, corporation or other entity; "Group" has the meaning set forth in Rule 13d-5 of the SEC Rules; and "Subsidiary" with respect to the Company has the meaning set forth in Rule 12b-2 of the SEC Rules.

          2.7  "Committee" means the Executive Compensation
Committee of the Board of Directors of Kerr-McGee Corporation, which shall administer the Plan in accordance with Article VIII.

          2.8  "Company" means Kerr-McGee Corporation and its
Affiliates, or any successor thereto.

          2.9 "Credited Service" means, except as modified in other provisions of the Plan, the total period of a Participant's service with the Company as an employee, computed in completed months, until his date of actual retirement or termination of employment or, where applicable, until such other date as is specified hereunder; provided:

               (a)  any complete calendar month that the
     Participant is absent from the service of the Company shall be excluded from his Credited Service unless he receives regular compensation from the Employer as an employee for all or any portion of such month; provided, however, that any absence due to the employee's engagement in military service will, except as provided below, be included in his Credited Service if such absence is covered by a leave of absence granted by the Company or is by reason of compulsory military service and provided that such Participant is entitled under applicable Federal laws to reemployment by the Company upon his discharge from active duty and he returns to the active service of the Company within the period of time during which he has reemployment rights under applicable Federal law or within 60 days from and after discharge or separation from such engagement if no Federal law is applicable;

               (b) Credited Service shall never be calculated in a manner which would result in a duplication of credit for any service of any Participant with the Company; and

               (c) Except for the determination of eligibility under Section 4.1(a) hereof, Credited Service shall not include service as an employee after the Participant has reached his Normal Retirement Date.

          2.10 "Disability" means a mental or physical condition which qualifies the Participant as being disabled for purposes of any of the plans or programs of the Employer that employs the Participant under which benefits, compensation, or awards are contingent upon a finding of disability or, in the opinion of the committee, causes the Participant to be unable to perform his usual duties for the Employer.

          Such a Participant shall be considered as suffering a Disability for benefit entitlement purposes regardless of whether the Participant's employment with the Employer has actually terminated.

          2.11 "Employer" means, collectively or separately as the context may indicate, the Company.

          2.12 "Final Average Monthly Pay" means the same amount as is determined under the Retirement Plan except that any portion of a bonus or salary that is deffered under a deferred compensation plan maintained by the Company shall be included for purposes of determining Final Average Monthly Pay. These amounts shall be included in the calendar year for which the amount could have been received by the Participant whether or not the Participant elects to defer such compensation. Deferred compensation shall be excluded in the calendar year actually paid. The foregoing notwithstanding, Final Average Monthly Pay shall exclude all compensation received or deferred after a Participant's Normal Retirement Date.

          2.13 "Good Reason" means:

               (a) without the Participant's express written consent

                    (i) the assignment to the Participant of any duties or any limitation of the Participant's responsibilities, inconsistent with the Participant's positions, duties, responsibilities and status with the Company that employs the Participant immediately prior to the date of the Change of Control, or

                    (ii) any removal of the Participant from, or any failure to re-elect the Participant to, any of the Participant's positions with the Company or any Subsidiary that employs the Participant immediately prior to the Change of Control, except in connection with the involuntary termination of the Participant's employment hereunder for Cause or as a result of the Participant's death or Disability or the termination of the Participant's employment on or after the Participant's Normal Retirement Date;

               (b) any failure by the company to pay, or any reduction by the Company of, the Participant's base annual salary in effect immediately prior to the Change of Control;

               (c)  any failure by the Company to

                    (i) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect immediately prior to the Change of Control, in any benefit plans and compensation programs in which the Participant was participating immediately prior to the Change of Control, or their equivalent, including but not limited to participation in pension, profit sharing, stock grants, stock option, savings, employee stock ownership, incentive compensation, group insurance plans, this Plan or similar plans or programs, or

                    (ii) provide the Participant with all other fringe benefits (or their equivalent), including paid vacation, from time to time in effect for the benefit of any executive, management or administrative group which customarily includes a person holding the employment position with the Company then held by the Participant;

               (d) without the Participant's express written consent, the relocation of the Company's headquarters or of the principal place of the Participant's employment to a location that is more than 35 miles further from the Participant's principal residence than such principal place of employment immediately prior to the Change of Control;

               (e)  any change in the sick leave policy for
     salaried employees or employees generally of the Company which has an adverse effect on the Participant's rights and benefits pursuant to such policy;

               (f) any reduction in the travel and accommodation benefits provided to the Participant pursuant to a written employment agreement or other written agreement;

               (g) any reduction to the extent applicable in benefits offered under an income protection insurance plan for salaried employees or employees generally of the Company;

               (h) any change in the pay policy for salaried employees or employees generally of the Company which has an adverse effect on the Participant's rights and benefits pursuant to such policy;

               (i) with respect to a Subsidiary that employs the Participant, the sale by the Company of 25% or more of such Subsidiary's common stock or 25% or more of the Subsidiary's then outstanding securities entitled to vote generally for the election of the Subsidiary's directors, or the sale by the Company of all or substantially all of the assets of such Subsidiary;

               (j) the breach of any provision of any written employment agreement or other written agreement the Participant has with the Company, other than a breach by the Participant; or

               (k) the failure of any successor company to the Company to expressly assume such a written employment agreement or other written agreement. The term "Subsidiary" shall have the meaning prescribed in Section 2.6.

          2.14 "Monthly Offset Amount" determined as of any specified date means the sum of:

               (a) the monthly amount of retirement income or other benefit which is payable to or on behalf of the Participant on or after such specified date under any qualified defined benefit pension plan maintained by the Company;

               (b) the monthly amount of retirement income or other benefit which represents a "Restored Defined Benefit Plan Benefit" within the meaning of the Kerr-McGee Corporation Benefits Restoration Plan and is payable to or on behalf of the Participant on or after such specified date under such Restoration Plan; and

               (c)  the Anticipated Monthly Primary Insurance
     Amount.

          If the retirement income or other benefit described in
(a) through (c) is payable to the Participant in a form other than a straight life annuity, such retirement income or other benefit shall be converted to an Actuarially Equivalent amount that is payable in the form of a straight life annuity.

          If the retirement income or other benefit described in
(a)through (c) is due to commence at a date that is subsequent to the specified date, such retirement income or other benefit shall be converted to an Actuarially Equivalent amount that is payable in the form of a straight life annuity beginning at such specified date.

          If the Participant has received all or a portion of the retirement income or other benefit described in (a) through (c) prior to such specified date, the amount that he has received prior to such specified date shall be converted to an Actuarially Equivalent amount that is payable in the form of a straight life annuity beginning at such specified date and shall be added to the amount, if any, of the retirement income described in (a) through
(c) that is payable to him on and after such specified date.

          Any provisions above to the contrary notwithstanding, the Monthly Offset Amount that is applied in determining the amount of the monthly retirement income that is payable under Section 4.2(b) hereof to a disabled Participant prior to his attainment of the age of 62 years shall be equal to the sum of the amounts described in
(a) through (c) that the Committee anticipates that he will actually receive during each such month. The Monthly Offset Amount shall be redetermined as of the first day of the month coincident with or next following the date on which such Participant attains the age of 62.

          2.15 "Normal Retirement Date" means the first day of the month coincident with or next following the date on which a Participant attains the age of 65 years.

          2.16 "Participant" means any key senior executive of the Employer who is participating in the Plan in accordance with the provisions of Article III.

          2.17 "Plan" means this Kerr-McGee Corporation
Supplemental Executive Retirement Plan, as set forth herein and as it may be amended from time to time. The Plan's "plan year" is the calendar year.

          2.18 "Reason" means (a) action by a Participant involving willful malfeasance, (b) failure to act by a Participant involving material nonfeasance having a material adverse effect on the Company or the Subsidiary (as defined in Section 2.6) that employs the Participant, (c) the Participant being convicted of a felony under United States federal, state, or local criminal law, or (d) the material breach by the Participant of any written employment agreement or other written agreement he has with the Company or Subsidiary (as defined in Section 2.6) that employs the Participant.

          2.19 "Retirement Plan" means the Kerr-McGee Corporation
Retirement Plan, as amended from time to time, or any successor plan.

          2.20 "Superseded Plan" means the Kerr-McGee Corporation Supplemental Executive Retirement Plan as in effect from January 1, 1991, through May 2, 1994, a copy of which is attached hereto as
Exhibit 2.20.
of the Participant's employment term, determined as of the date of the Change of Control under a written employment agreement or other written agreement, if any, under which he is serving the Employer; or

               (e)  his service is terminated because of his death.

          A Participant who retires or whose service is terminated other than as specified in Subsections (a) through (e) shall not be entitled to any benefit under the Plan.



                           ARTICLE III

                          PARTICIPATION

          3.1 Participation. Participation in this Plan shall be limited to those key senior executives of the Employer who are recommended by management for participation in the Plan and are designated as Participants in the Plan by the Committee.

          No person shall have the right to be selected as a Participant. Prior to a Change of Control, a person who is selected to be a Participant may be deprived of that status by the Committee at any time prior to his attainment of age 62, except while suffering a Disability. If a Participant terminates employment with the Employer for any reason at any age, the individual shall not become a Participant again if he is subsequently rehired unless he is then again selected to participate in the Plan in accordance with this Section.


                           ARTICLE IV

                            BENEFITS

     4.1 Eligibility for Benefits. A Participant shall, subject to the other provisions of this Plan, be eligible for a benefit as described in Section 4.2 if:

               (a) he retires from the service of the Employer on or after his attainment of the age of 62 years and completion of five years of Credited Service;

               (b) he retires from the service of the Employer before his attainment of the age of 62 years and, in the sole opinion of the Committee, it would be in the best interest of both the Employer and the Participant for the Participant to receive a benefit under the Plan;

               (c)  his active service with the Employer is
     terminated prior to his attainment of the age of 62 years and the reason for his termination is, in the opinion of the Committee, because of his Disability;

               (d) his service with the Employer is terminated by the Employer for any reason, other than for Cause, or by the Participant for Good Reason during the period starting with a Change of Control and ending on the later of the second anniversary thereof or the expiration of the remaining period
               4.2 Amount of Benefits. The benefits provided under the Plan on behalf of a Participant who is eligible for a benefit under the provisions of Section 4.1 shall be determined in accordance with the following provisions of this
     Section 4.2. If in the Committee's sole opinion there are circumstances which warrant the payment of a larger benefit to a Participant than otherwise would be computed hereunder such benefit may be increased. Such percentage may not, however, be increased to exceed 65% of Final Average Monthly Pay. The Committee, in its sole discretion, may also decrease the Monthly Offset Amount and/or the actuarial reduction required under this Section. Except in the case of Disability benefits, the amounts described below are only payable as Actuarially Equivalent lump sums, despite being described below for benefit computation purposes as life annuities.

               (a) Retirement: The benefit provided under the Plan on behalf of an eligible Participant described in Section 4.1(a) or 4.1(b) who retires from the service of the Employer shall be a monthly retirement income payable to him for life commencing on the first day of the month coincident with or next following the date of his retirement in an amount equal to the excess, if any, of;

                    (i)  an amount determined by multiplying the
          years and fraction of years of the Participant's Credited Service by 2.5% and multiplying such product by the Participant's Final Average Monthly Pay, over

                    (ii) his Monthly Offset Amount determined as of the date of his retirement or, in the case of a Participant who retires after attaining age 65, any earlier date the Committee in its sole discretion elects to use.

                                    or

                    (i) - (ii) = Benefit Received

               (b) Termination Due to Disability: The benefit provided under the Plan on behalf of an eligible Participant described in Section 4.1(c) whose active service is terminated prior to his attainment of the age of 62 years by reason of Disability shall be determined as follows.

                    Monthly Income Provided: The amount of monthly retirement income provided under this Section 4.2(b) shall be equal to the excess, if any, of:

                         (i) an amount determined by multiplying
               the years and fraction of years of the
               Participant's anticipated Credited Service determined as if the Participant had continued in active service with the Company until retirement at age 62 by 2.5% and multiplying such product by the Participant's Final Average Monthly Pay; over

                         (ii) his Monthly Offset Amount determined
               as of (1) the date of each payment with respect to payments due prior to his attainment of the age of 62 years and (2) his attainment of the age of 62 years with respect to payments due after his attainment or such age.

                                   or

                    (i) - (ii) = Monthly Benefit

               Such amount of monthly retirement income shall commence on the first day of the month coincident with or next following the date of termination of such Participant's active service due to Disability and shall be payable to him for life; provided, if, in the opinion of the Committee, the Participant has recovered from his Disability prior to his attainment of the age of 62 years, such monthly retirement income shall cease with the payment due on the first day of the month immediately preceding the date as of which the Committee deems the Participant to have recovered from his Disability. If the Participant resumes active duties for the Company immediately after his Disability ceases, he shall remain a Participant. If he does not immediately resume active duties for the Employer, he shall cease to be a Participant. The lump sum form of payment described in
     Section 5.1 hereof shall not apply with respect to the payments provided under this Section 4.2(b) prior to the date as of which the Participant will attain the age of 62 years, but a Disabled participant who attains the age of 62 years without recovering from his Disability shall receive a lump sum payment under Section 5.1 upon attaining age 62.

               (c) Termination Due to Change of Control: The benefit provided under the Plan on behalf of an eligible Participant described in Section 4.1(d), shall be equal to a monthly retirement income, payable to him for life commencing on the first day of the month coincident with or next following the date of termination of his service, in an amount equal to the excess, if any, of:

                    (i)  an amount determined by multiplying the
          years and fraction of years of the Participant's Credited Service by 2.5%, multiplying such product by the Participant's Final Average Monthly Pay, and multiplying such product by a factor of one (1) if the Participant has attained the age of 62 as of the date of his termination of service or a factor which will convert a monthly retirement income payable for life commencing at age 62 to an Actuarially Equivalent amount of monthly retirement income payable for life commencing at the Participant's attained age as of the date of his termination of service; over

                    (ii) his Monthly Offset Amount determined as of the date of termination of his service.

                                   or

                    (i) - (ii) = Monthly Benefit

     Notwithstanding anything to the contrary, following a Change of Control, each Participant described in Section 4.1(d) shall upon termination of employment following a Change of Control have a nonforfeitable right to benefits under the Plan. For purposes of computing such benefits under this Section 4.2(c) (but not under Section 4.2(d), each such Participant shall be credited with five additional years of Credited Service (but Credited Service shall not exceed the anticipated Credited Service at Normal Retirement Date) and five years shall be added to the Participant's age (for determining actuarial reduction for commencement prior to age 62).

               (d) Termination Due to Death: The benefit provided under the Plan on behalf of an eligible Participant who is either described in Section 4.1(e) or a Disabled Participant who dies prior to attaining age 62 shall be equal to the monthly retirement income, payable to the Beneficiary for life commencing on the first day of the month coincident with or next following the Participant's death, which can be provided on an Actuarially Equivalent basis by the actuarially computed present value, determined as of the date of the Participant's death, of the monthly retirement income computed under Section 4.2(c); provided, the Participant's date of death shall be used in lieu of his date of termination of service. Final Average Monthly Pay and Monthly Offset Amounts shall be determined as of the date of the Participant's death.
     Credited Service shall be the greater of the amount determined at the Participant's death and the amount determined as if the Participant had continued in active service with the Company until retirement at age 62. In the case of the death of a Disabled Participant, the benefit shall be computed as if he had remained in the active service of the Employer until his death and his Final Average Monthly Pay at the date of his death was the same as his Final Average Monthly Pay at the date of his termination of active service due to Disability. The lump sum amount due under this Section shall be paid to the Participant's Beneficiary promptly following the Participant's death.

          4.3 Benefit Limits. Notwithstanding anything to the contrary the benefit provided under this Plan shall not be less than 40%, nor more than 65% of Final Average Monthly Pay, but any benefit provided prior to age 62 will be subject to actuarial reduction, less the Participant's Monthly Offset Amount.



                            ARTICLE V

                         FORM OF PAYMENT

          5.1 Lump-Sum Tax Equalization Payments. The life annuity benefits described in Article IV are merely set forth in the Plan to establish lifetime income replacement targets for Participants. Except as to benefits payable on account of Disability under Section 4.2(b) prior to age 62, cash benefits payable under this Plan shall be paid as an immediate tax-equalized lump sum, to be paid as soon as practicable, as determined by the Committee, following the occurrence of the event which makes the benefit payable. The amount of the lump sum shall be calculated as follows: the amount shall equal the amount that would be required to pay the single premium (plus the federal and state income taxes that would be due on such single premium if it were paid to the recipient in a lump sum) for a single-life annuity, commencing on the first day of the calendar month following the Participant's termination of service (or attainment of age 62 in the case of Disability) which caused the benefits to be payable (the "Annuity Commencement Date") in an amount equal to the monthly annuity described in the following sentence. The amount of monthly annuity to be used in determining the single premium described above shall be equal to that amount that would enable the recipient to have the same amount of monthly income remaining, after the payment of federal and state income taxes on such monthly income (and taking into account the exclusion ratio within the meaning of Section 72(b) of the Internal Revenue Code that would apply if such income were being paid under an annuity purchased by the recipient from an insurance company), as he would have remaining, after the payment of federal and state income taxes on monthly income payments, if the monthly lifetime income to which he is entitled under the Plan were payable directly from the Employer commencing on the Annuity Commencement Date. The federal and state income taxes that would be due on such single premium and monthly incomes described above shall be based on the maximum tax rates that are in effect during the calendar year during which the Annuity Commencement Date occurs or upon such other tax rates which, in the opinion of the Committee based on the circumstances of the recipient, are appropriate with respect to the recipient for such calendar year. The single premium determined under this Section that is required to purchase the monthly annuity described above shall be equal to the lump-sum amount that would be required to purchase such monthly annuity at the Annuity Commencement Date from an insurance or annuity company selected by the Committee that has a rate of AA+ or better by a recognized rating agency selected by the Committee.






                           ARTICLE VI

                     LIMITATIONS ON BENEFITS

          6.1 Limitations Due to IRC Section 280G. Any provisions of Articles IV and V above to the contrary notwithstanding, the benefits under the Plan shall be reduced, but only to the extent necessary, so that no portion thereof shall constitute an "excess parachute payment," within the meaning of Section 280G of the Internal Revenue Code of 1986, that is subject to the excise tax imposed by Section 4999 of said Code; provided, however, that such a reduction will apply only if, by reason of such reduction, the amount of the Participant's Net After Tax Benefit exceeds the amount of the Net After Tax Benefit that would apply if such reduction were not made. For the purpose of this Section, the Participant's Net After Tax Benefit shall be equal to the sum of
(i) the total amounts payable to the Participant under this Plan, plus (ii) all other payments and benefits which the Participant receives or is then entitled to receive from the Company or any Subsidiary (within the meaning set forth in rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended) of the Company that would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year, as set forth in the Internal Revenue Code at the time of termination of his employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Internal Revenue Code. The calculations under this Section shall be made, at the Company's expense, by the Committee and the Participant. If no agreement on the calculations is reached within five days of the date of termination of the Participant's service, then the Participant and the Committee will agree to the selection of an accounting firm to make the calculations. If no agreement can be reached regarding the selection of an accounting firm, the Committee shall select a major national accounting firm which has offices in at least 15 principal cities in the United States and which has no current or recent business relationship with the Company or with the Participant. The determination of any such firm selected by the Committee will be conclusive and binding on all parties.

          6.2 Termination for Cause or Reason. If a Participant's service with the Employer is terminated for Cause or, prior to a Change of Control, for Reason, the Committee may terminate such Participant's interest and benefits under this Plan, notwithstanding anything in Section 9.1 to the contrary.


                           ARTICLE VII

                     PROVISIONS FOR BENEFITS

          7.1 Provisions for Benefits. Benefits provided by this Plan shall constitute general obligations of the Employer in accordance with the terms hereof. No amounts in respect of such benefits shall be set aside or held in trust and no recipient of any benefit shall have any right to have the benefit paid out of any particular assets of the Employer; provided, however, that nothing herein shall be construed to prevent a transfer of funds to a grantor trust for the purpose of paying benefits or any part thereof as directed by the Committee under this Plan.


                          ARTICLE VIII

                         ADMINISTRATION

          8.1 Administration by Committee. The Executive Compensation Committee shall, unless otherwise determined by the Board of Directors of Kerr-McGee Corporation, administer this Plan. The Committee shall be the "plan administrator" with respect to the Plan. The Company shall be the "named fiduciary" of the Plan.

          8.2 Rules of Conduct. Except as provided at Section 8.4, the Committee shall adopt such rules for the conduct of its business and the administration of this Plan as it considers desirable, provided they do not conflict with the provisions of this Plan.

          8.3 Legal, Accounting, Clerical and Other Services. The Committee may authorize one or more if its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. All expenses of the Committee shall be paid by the Employer.

          8.4 Interpretation of Provisions. Prior to a Change of Control the Committee shall have the authority to make rules to administer and interpret the Plan in any fashion it, in its discretion, determines to be appropriate, and the decisions and interpretations of the Committee shall be final and binding on the Employer, Participants and all other persons.

          8.5 Records of Administration. The committee shall keep records reflecting the administration of this Plan which shall be subject to audit by the Employer.

          8.6 Expenses. The expenses of administering the Plan shall be borne by the Employer.

          8.7 Indemnification and Exculpation. The officers and directors of the Employer, members of the Committee, and any employees of the Employer who administer the Plan (including in-house counsel who interprets the Plan) shall be indemnified and held harmless by the Employer against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement with the Employer's written approval or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's fraud or willful misconduct.

          8.8 Claims Review Procedures. The following claim procedures shall apply until such time as a Change of Control has occurred. Thereafter, these procedures shall apply only to the extent the claimant requests their applications:

               (a) Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period. In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period. The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:

                    (i)  the specific reasons for the denial;

                    (ii) specific reference to pertinent Plan provisions on which the denial is based;

                    (iii) a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

                    (iv) an explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received; and

                    (v)  if a request for review is filed, the
          claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in Section 8.8(a)(iv).

               (b) Decisions After Review. The decision of the Committee with respect to the review of the denial shall be made promptly, but not later than 60 days after the Committee receives the request for the review. However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the request for review. A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

               (c)  Other Procedures.  Notwithstanding the
     foregoing, the Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

          8.9 Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 8.8 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue though the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant's denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. This Section shall have no application following a Change of Control as to a claim which is first asserted or first denied after the Change of Control and, as to such a claim, the de novo standard of judicial review shall apply.

          8.10 Effect of Fiduciary Action. The Plan shall be interpreted by the Committee and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Committee and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Committee's or Plan fiduciary's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board of Directors' approval, shall amend the Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee or by any Plan fiduciaries. All actions taken and all determinations made in good faith by the Committee or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan. This Section shall not apply to fiduciary or Committee actions or interpretations which take place or are made following a Change of Control.


                           ARTICLE IX

                    MISCELLANEOUS PROVISIONS

          9.1 Plan Amendment, Suspension and/or Termination. The Board of Directors of Kerr-McGee Corporation may, by resolution, in its absolute discretion, from time to time, amend, suspend or terminate in whole or in part, and if terminated, reinstate any or all of the provisions of this Plan, except that no amendment, suspension or termination may apply so as to decrease the amount then payable (1) to a Participant who already has at least attained his sixty-second birthday, (2) the Disability benefits payable to a Participant who, at the time the amendment, etc., is adopted, is receiving Disability benefits, or (3) the Beneficiary or Beneficiaries of a deceased Participant who died before the amendment, etc., is adopted. Any such amendment, suspension or terminations shall become effective on such date as shall be specified in such resolution and, except as expressly limited in this Section 9.1, shall include provisions and shall have such effect as the Board of Directors of the Company, in its absolute discretion, deems desirable. Notwithstanding the foregoing, on or after a Change of Control, any amendment, suspension or termination of the Plan shall not apply to any Participant or Beneficiary in any way in which the Participant or Beneficiary reasonably considers to be personally detrimental if the Participant objects to such application in writing within thirty days after notice of the amendment, etc., unless the Participant or Beneficiary theretofore had consented, or thereafter consents, to the amendment, etc., in writing.

          9.2 Plan Not an Employment Contract. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Employee, or consideration for, or an inducement or condition of, the employment of an Employee. Except as otherwise required by statute, nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or its Affiliates or to interfere with or restrict the right of the Company or its Affiliates, which is hereby expressly reserved, to discharge or retire any Employee at any time for any reason not prohibited by statute, without the Company or its Affiliates being required to show cause for the termination. Except as otherwise required by statute, inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Employees, Participants or Beneficiaries. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

          9.3 Non-alienation of Benefits. Except as provided in this Section and to the extent permitted by law, benefits payable under this Plan shall not, without Committee consent, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any unauthorized attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. No part of the assets of the Employer shall be subject to seizure by legal process resulting from any attempt by creditors of or claimants against any Participant (or Beneficiary), or any person claiming under or through the foregoing, to attach his interest under this Plan. The anti-alienation restrictions of this Section shall not apply to "qualified domestic relations order" described in Section 206(d) of the Employee Retirement Income Security Act of 1974. The Committee shall establish procedures to determine whether domestic relations orders are "qualified domestic relations orders" and to administer distributions under such qualified domestic relations orders. Nothing in this Section shall preclude the Employer from withholding from amounts payable to a Participant or his Beneficiary under this Plan amounts the Participant owes the Employer. Following a Change of Control, the Employer shall not be entitled to withhold amounts in the manner described in the preceding sentence.

          9.4 Accelerated Payment. In connection with termination of the Plan or otherwise, the Committee may elect to accelerate the time for payment of benefits to any Participant, in which case the Employer shall pay the Participant the amount, if any, that would then be payable to the Participant if he then terminated employment with the Employer other than for Cause or Reason. If such a Participant is receiving Disability benefits, the Participant may be paid the Actuarial Equivalent of (a) the remaining disability benefits he would have received prior to age 62 if those benefits continued at the level then in effect and (b) the lump sum the individual would have received at age 62 if he continued to receive Disability benefits until that time.

          9.5 Tax Consequences Not Guaranteed. The Employer does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Employer shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event benefits are cancelled as permitted under
Section 9.1, or are accelerated under Section 9.4 or because of change in Plan design or funding; e.g., establishment of a "secular trust".

          9.6 Plan Spinoffs. If, prior to a Change of Control, all or a portion of the Employer is sold, the buyer may, with the Company's consent, assume sponsorship of the portion of the Plan that covered a Participant who transfers to the buyer's employ.
The Employer shall thereafter have no obligations whatsoever under this Plan with respect to the portion of the Plan assumed by the buyer even if the buyer fails to satisfy its obligations under this Plan. For example, if following such an assumption, the buyer is unable to pay benefits when due, the Employer shall not be liable for such amounts.

          9.7  Special Payment Situations.

               (a) Missing Participant or Beneficiary. Payment of benefits to the person entitled thereto may be sent by first class mail, address correction requested, to the last known address on file with the Committee. If, within two months from the date of issuance of the payment, the payment letter cannot be delivered to the person entitled thereto or the payment has not been negotiated, the payment shall be treated as forfeited. However, if the person to whom the benefit became payable subsequently appears and identifies himself to the satisfaction of the Committee, the amount forfeited (without earnings thereon) shall be distributed to the person entitled thereto. The right of any person to restoration of a benefit which was forfeited pursuant to this Section shall cease upon termination of this Plan.

               (b) Private Investigators, etc. If the Committee retains a private investigator or other person or service to assist in locating a missing person, all costs incurred for such services shall be charged against the benefit to which the missing person was believed to be entitled and the benefit shall be reduced by the amount of the costs incurred, except as the Committee may otherwise direct.

               (c) Delayed Payment. Payments to Participants or Beneficiaries may be postponed by the Committee until any anticipated taxes, expenses or amounts to be paid under a qualified domestic relations order have been paid in full or until it is determined that such charges will not be imposed. A payment to a Participant or Beneficiary may also be delayed in the event payment might defeat an adverse potential or asserted claim by some other person to the payment. The cost incurred by the Employer in dealing with any such adverse claim shall be charged against the benefit to which the claim relates, except as the Committee otherwise directs.

          9.8  Termination of Employment.

               (a) General Rule. A Participant's employment with the Employer shall terminate upon the first to occur of his resignation from or discharge by the Employer (except as provided in subsection (c) with respect to business dispositions) or his death or retirement. A Participant's employment shall not terminate on account of an authorized leave of absence, disability leave, sick leave, vacation, on account of a military leave described in subsection (b), or transfers between the Company and its Affiliates. However, failure to return to work upon expiration of any leave of absence, sick leave, disability leave, or vacation shall be considered a resignation effective as of the expiration of such leave of absence, sick leave, disability leave, or vacation.

               (b) Military Leaves. Any Participant who leaves the Company or its Affiliates directly to perform service in the Armed Forces of the United States or in the United States Public Health Service under conditions entitling the Participant to reemployment rights, as provided in the laws of the United States, shall be on military leave. A Participant's military leave shall expire if the Participant voluntarily resigns from the Company and its Affiliates during the leave or if he fails to make application for reemployment within the period specified by such law for the preservation of reemployment rights. In such event, the individual's employment shall be deemed to terminate by resignation on the date the military leave expired.

               (c) Spinoffs. Special rules shall apply to a Participant who ceases to be employed by the Company or its Affiliates because of the disposition by the Company or an Affiliate of its interest in a subsidiary, plant, facility or other unit. These rules also apply when the entity which employs a Participant ceases to be Affiliate. Such a Participant's employment shall be considered terminated for all Plan purposes, except as provided below. If the buyer assumes the Plan with respect to the Participant, his employment shall be considered terminated under the circumstances prescribed under the Plan as then maintained by the buyer. See Section 9.6. This Section shall not apply to the extent it is overridden by any contrary or inconsistent provision in applicable sales documents or any related documents, whether adopted before or after the sale and any such contrary or inconsistent provision shall instead apply and is hereby incorporated in the Plan by this reference.

          9.9  Duty to Provide Data.

               (a) Data Requests. Every person with an interest in the Plan or claiming benefits under the Plan shall furnish the Committee on a timely and accurate basis with such documents, evidence or information as it considers necessary or desirable for the purpose of administering the Plan. The Committee may postpone payment of benefits (without accrual of interest) until such information and such documents have been furnished.

               (b) Addresses. Every person claiming a benefit under this Plan shall given written notice to the Committee of his post office address and each change of post office address. Any communication, statement or notice addressed to such a person at his latest post office address as filed with the Committee will, on deposit in the United States mail with postage prepaid, be as binding upon such person for all purposes of the Plan as if it had been received, whether actually received or not. If a person fails to give notice of his correct address, the Committee, the Company and its Affiliates and Plan fiduciaries shall not be obliged to search for, or to ascertain, his whereabouts.

               (c) Failure to Comply. If benefits which are otherwise currently payable cannot be paid to the person entitled to the benefits because the individual has failed to comply with this Section or other Plan provisions relating to claims for benefits, any unpaid past due amount shall be forfeited on the individual's death or presumed death.

          9.10 Tax Withholding. The Company or other payor may withhold from a benefit payment under this Plan any Federal, state or local taxes required by law to be withheld with respect to such payment and may withhold such sum as the payor may reasonably estimate as necessary to cover any taxes for which the Company or any Affiliate may be liable and which may be assessed with regard to such payment.

          9.11 Liability. No member of the Board of Directors of Kerr-McGee Corporation or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Employer or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

          9.12 Governing Law. This Plan is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but is exempt from most parts of ERISA since it is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. In no event shall any references to ERISA in the Plan be construed to mean that the Plan is subject to any particular provisions of ERISA. The Plan shall be governed and construed in accordance with federal law and the laws of the State of Oklahoma, except to the extent such laws are preempted by ERISA.


          IN WITNESS WHEREOF, KERR-McGEE CORPORATION has caused this Plan to be duly adopted and executed, effective as of May 3, 1994.

                                   KERR-McGEE CORPORATION



                                   By
                                     Bennett G. Bidwell,
                                     Chairman of the Executive
                                     Compensation Committee